As filed with the Securities and Exchange Commission on August 5, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	36-4528166
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Broadway, 14th Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

InVivo Therapeutics Holdings Corp. 2010 Equity Incentive Plan

(Full Title of the Plan)

Frank M. Reynolds

Chief Executive Officer

InVivo Therapeutics Holdings Corp.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

(Name and Address of Agent for Service)

(617) 475-1520

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas B. Rosedale, Esq.

BRL Law Group LLC

425 Boylston Street, 3rd Floor

Boston, Massachusetts 02116

(617) 399-6931

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share	2,590,000	$1.05 (2)	$2,719,500 (2)	$315.73
	305,000	$1.00 (3)	$305,000 (3)	$35.41
	20,000	$0.85 (3)	$17,000 (3)	$1.97
	50,000	$0.90 (3)	$45,000 (3)	$5.22
	280,000	$2.26 (3)	$632,800 (3)	$73.47
	250,000	$1.20 (3)	$300,000 (3)	$34.83
	5,000	$1.95 (3)	$9,750 (3)	$1.13
Total:	3,500,000		$4,029,050	$467.76

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock on August 1, 2011 as reported on the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers Inc. in accordance with Rules 457(c) and 457(h) under the Securities Act.
(3)	All of such shares are issuable upon the exercise of outstanding options to purchase the number of shares at the exercise price listed. Pursuant to Rule 457(h)(1), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 will be included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 will be included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, incorporating by reference the information contained in the registrant’s registration statement on Form SB-2 (File No. 333-116161), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed incorporated in this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provides the registrant with the power to indemnify any of its directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, the registrant’s best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

The registrant’s bylaws include an indemnification provision under which it has the power to indemnify its directors, officers, former directors and officers, employees and other agents (including heirs, executors, administrators and personal representatives) against all expenses actually and reasonably incurred by or imposed upon him or her in connection with the defense of any claim, action, suit or proceeding, civil or criminal (including any amount paid to settle an action or satisfy a judgment thereof approved by the Board of Directors as being in the best interests of the registrant), against him or her by reason of his or her being or having been such director, officer, employee or agent, except when he or she shall be adjudged by a court of competent jurisdiction to be liable for gross negligence or willful misconduct in the performance of duty. The registrant’s bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under the bylaws. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

The registrant’s bylaws do not eliminate or limit the liability of a director for: (i) an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or (ii) the payment of dividends in violation of NRS 78.300.

The registrant maintains an insurance policy on behalf of its directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers.

The registrant has entered into agreements with all of its directors and officers affirming the registrant’s obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Massachusetts on August 5, 2011.

INVIVO THERAPEUTICS HOLDINGS CORP.

By:	/s/ Frank M. Reynolds
Name: Frank M. Reynolds
Title: Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of InVivo Therapeutics Holdings Corp., hereby severally constitute Frank W. Reynolds our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable InVivo Therapeutics Holdings Corp. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorney to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates listed below.

Signature	Title	Date

/s/ Frank M. Reynolds	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	August 5, 2011
Frank M. Reynolds

/s/ George Nolen	Director	August 5, 2011
George Nolen

/s/ Christi M. Pedra	Director	August 5, 2011
Christi M. Pedra

/s/ Richard J. Roberts	Director	August 5, 2011
Richard J. Roberts

/s/ Adam K. Stern	Director	August 5, 2011
Adam K. Stern

EXHIBIT INDEX

Exhibit Number	Description

4.1	Agreement and Plan of Merger, dated October 4, 2010, by and between Design Source, Inc. and InVivo Therapeutics Holdings Corp. is incorporated herein by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on October 6, 2010 (File No. 000-52089).

4.2	Agreement and Plan of Merger and Reorganization, dated as of October 26, 2010, by and among InVivo Therapeutics Holdings Corp. (f/k/a Design Source, Inc.), a Nevada corporation, InVivo Therapeutics Acquisition Corp., a Delaware corporation and InVivo Therapeutics Corporation, a Delaware corporation, is incorporated herein by reference to Exhibit 2.2 of the Registrant’s Amendment No. 1 to Form S-1 Registration Statement filed on May 19, 2011 (File No. 333-171998).

4.3	Certificate of Merger is incorporated herein by reference to Exhibit 2.3 to the Registrant’s Amendment No. 1 to Form S-1 Registration Statement filed on May 19, 2011 (File No. 333-171998).

4.4	Articles of Incorporation of InVivo Therapeutics Holdings Corp., as amended, is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 000-52089).

4.5	Amended and Restated Bylaws of InVivo Therapeutics Holdings Corp. is incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on March 15, 2011 (File No. 000-52089).

5	Opinion of BRL Law Group LLC.

23.1	Consent of BRL Law Group LLC (included in Exhibit 5).

23.2	Consent of Wolf & Company, P.C., Independent Registered Public Accounting Firm.

24	Power of Attorney (included in the signature pages of this Registration Statement).

99.1	InVivo Therapeutics Holdings Corp. 2010 Equity Incentive Plan is incorporated herein by reference to Appendix III to the Registrant’s Definitive Schedule 14A filed on July 19, 2011 (File No. 000-52089).

99.2	Amendment No. 1 to the InVivo Therapeutics Holdings Corp. 2010 Equity Incentive Plan is incorporated herein by reference to Appendix IV to the Registrant’s Definitive Schedule 14A filed on July 19, 2011 (File No. 000-52089).